Exhibit 99.1

Enzo Biochem, Inc. 527 Madison Avenue New York, NY 10022

Enzo Biochem Reports Fiscal First Quarter Results

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Company Announces Plan to Unlock Value for Therapeutics Subsidiary

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Announces Three Lab-to-Lab Relationships

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Announces Appointment of New Chief Financial Officer

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Enzo Continues to Take Steps in Creating New Model for Modern Day Diagnostics Company

NEW YORK, NY, December 10, 2019 -- Enzo Biochem, Inc. (NYSE:ENZ), an integrated diagnostics and life sciences company focusing on delivering and applying advanced technology capabilities to produce affordable, reliable products and services that enable its customers to meet their clinical needs, today reported results for the fiscal first quarter ended October 31, 2019.

In addition, Enzo is announcing several important developments and initiatives designed to unlock value and advance the Company’s stated goal of establishing a compelling new paradigm for a modern day diagnostics company. Through both continued advances in sophisticated technologies and new innovation, Enzo is increasingly well-positioned to address the cost realities of today’s industry dynamics.

Unlocking Value in the Company’s Therapeutics Subsidiary

Enzo announced today that, as part of the Company’s continued focus on actively managing the portfolio to create value for shareholders, it will consider various avenues to unlock value in its Therapeutics subsidiary. Enzo Therapeutics designs and develops enabling therapeutic platforms based on oral immune modulation and regulation of specific signaling pathways implicated in a variety of cancers and immune mediated disorders. The Company is at a crossroads to enhance the development programs targeting treatments for a broad range of indications such as Crohn’s Disease, NASH (Non Alcoholic Steatohepatitus) and various cancers.

While the Company remains committed to the strategic path of Enzo Therapeutics, the Board made the determination that, given the significant capital requirements necessary to fully recognize the Therapeutics subsidiary’s value today, address the opportunities for further validation and drive commercialization, a consideration of alternatives for the subsidiary would be in the best interests of shareholders. Alternatives under consideration include a possible spin-off, sale, joint venture or licensing of its intellectual property.

Announces Three Labs-to-Labs Relationships

As a lower cost and vertically integrated manufacturer and service provider of molecular testing, Enzo announced in June its intention to formalize a new business model for its labs-to-labs business whereby Enzo will serve as a “central capability” for small- to medium-sized labs, capitalizing on its scale in high-value and lower cost operations, proprietary intellectual property and products, decades of innovation and commitment to medical solutions.

The Company has formalized three labs to labs relationships and is actively negotiating terms for additional relationships with other small- to medium-sized clinical laboratories.

Appoints New Chief Financial Officer

Enzo announced today that it has appointed as Chief Financial Officer David A. Bench, an experienced executive in the diagnostic laboratory and healthcare technology industry with a long career in day-to-day financial management and oversight, advisory work and investment banking.

Mr. Bench joins from ELLKAY, LLC, where he was Chief Financial Officer of this healthcare information technology company servicing diagnostic laboratories, electronic medical record providers, payers, hospital/health systems and ambulatory practices. Prior to his tenure at ELLKAY, Mr. Bench served as President of DBC Group, LLC, an advisory and consulting firm working with emerging public companies and as an investment banker at Arete Wealth Management, covering the telecommunications, media and technology industries. Earlier in his career Mr. Bench worked at the investment banking firms of Lazard and Arnhold and S. Bleichroeder. He received his B.A. in Economics and a Masters in International Economics and Finance, both from Brandeis University.

Mr. Bench takes over the chief financial officer role from Barry Weiner, who will retain his position as President and remain a Director of the Company.

Elazar Rabbani, PhD., Chairman and Chief Executive Officer, Comment:

“We continue to be intently focused on creating the new model of a modern day diagnostics company. Our goals remain to develop and validate platforms focused on high-value areas that can reduce costs 30-50% and satisfy clinical demand for fully automated platforms and products while retaining an attractive profit margin for Enzo. This has required investment in our dynamic vertically integrated infrastructure, investment in personnel, our facilities and a focus on combining our significant intellectual property, technical capability and manufacturing to drive our business goals.

The Company has never been better positioned to achieve our goals. We have validated a number of diverse products on multi-platforms that reduce costs significantly, we have been granted approval in New York for a broad menu of diagnostic tests and have demonstrated we can achieve our primary goal of 30-50% reduction in costs. The labs to labs relationships announced today reinforce this position. We believe there is substantial value in our business model and are working hard to unlock this value for all stakeholders.

Our molecular diagnostics women’s health panel has now been fully instituted in our lab, has run over 100,000 samples and is generating high margins on these tests. This utilization of our independently developed tests is a meaningful development resulting in better returns for products in our lab as well as others in the industry.

We believe that there is a great opportunity in front of us, but to achieve these milestones it is essential we maintain the appropriate balance of investment in innovation and science and manufacturing while reducing operating costs in the difficult environment of continued declines in reimbursements. In the first quarter, we made investments in new billing systems, new personnel, eight new patient service centers, onboarded a number of new payors – while at the same time, we implemented a series of initiatives that are estimated to reduce overall routine expenses in our labs by approximately $10 million this year.

Our first quarter results were impacted by several non-routine charges, including: $800,000 in cash withheld by a provider in an ongoing dispute where we are hopeful a favorable resolution will be achieved and another approximately $600,000 was spent in expenses relating to the pending proxy contest at the Company.

We are pleased to announce our labs to labs relationships and our discussions with strategic partners for our diagnostic business. We feel strongly that the industry understands the new model we have created and it recognizes its value. We are also confident in our ability to unlock value for shareholders in our Therapeutics subsidiary through the newly announced exploration of avenues for value creation.

We welcome David Bench to the Enzo leadership team and look forward to his contributions and collaboration as we enter this exciting new phase and dimension of our corporate development. He has deep experience in our industry, understands the market forces shaping the diagnostic market and has been in the middle of numerous complex transactions over the course of his career. This appointment allows Barry Weiner, our President, to focus his time and energies on both running the company and importantly, developing and expanding the exciting new business opportunities in front of us today and tomorrow.”

1Q20 Operating Results

•	Total operating revenues for the quarter amounted to $20.2 million, compared to $21.3 million the year prior, a 5% decline with clinical accession volume up 4%. Product segment revenues increased to $7.4 million, from $6.9 million, a 7% year over year gain reflecting increased U.S. volume and greater sales of diagnostic products as compared to research products. Clinical services revenues amounted to $12.8 million, compared to $14.3 million a year ago. This decrease reflects lower reimbursement rates, with $1.4 million of the decline due to reduced genetics testing reimbursements and insurance company related changes in medical and procedural requirements. Legal and related expenses amounted to $1.7 million, compared to $1.3 million, with the fiscal 2020 first quarter including a charge of $0.8 million related to a dispute over prior fiscal year reimbursements by a third-party payor that Enzo is contesting.

•	Overall, cost of revenues were up slightly (+2%) due to the previously cited factors. R&D expenditures increased to $1.1 million, from $0.7 million, up 45% reflecting investments in new assays and LDTs. Total operating costs increased $1.2 million, or 4.3%, including approximately $1.4 million in unusual expenses. At Clinical Services, cost of revenues remained flat at $11 million, with continued cost reductions offsetting a higher volume of lower margin testing offset by other cost reductions. Product cost of revenues increased $0.2 million, to $3.5 million, largely due to higher volume. Consolidated margin was 28%, vs. 33% a year ago. Clinical Services and Products margins were 14% and 52%, respectively, compared to 23% and 53%, respectively, a year ago.

•	Products segment operating income doubled to $0.6 million, from $0.3 million, Operating loss at Clinical Services amounted to $4.8 million, up from a year ago operating loss of $2.8 million, reflecting primarily reduced revenues and higher R&D investment in innovative diagnostic platforms, products and services. The GAAP net loss totaled $7.6 million, or $0.16 per share, compared to net loss of $6.0 million, or $0.13 per share the year earlier. Adjusted for unusual expenses totaling approximately $1.4 million, the fiscal 2020 first quarter non-GAAP net loss per share equaled last year’s $0.13 per share, during which there were no unusual expenses. EBITDA, a non-GAAP calculation amounted to a negative $7.1 million, compared to a negative EBITDA of $5.5 million a year ago; adjusted 1Q20 EBITDA loss amounted to $5.7 million. After adoption of a new accounting standard for leases, which resulted in the recognition of $4.6 million of current operating lease liabilities in the current period and changes in other operating assets and liabilities, working capital on October 31, 2019 totaled $54.3 million.

Conference Call

The Company will conduct a conference call Tuesday, December 10, 2019 at 4:30 PM ET. The call can be accessed by dialing (888) 459-5609. International callers can dial (973) 321-1024. Please reference PIN number 2019859.

Interested parties may also listen over the Internet at: https://tinyurl.com/umzmwh9

To listen to the live call, individuals should go to the website at least 15 minutes early to register, download and install any necessary audio software. Any pop-up blocker installed on your PC should be disabled while accessing the webcast. A rebroadcast of the call will be available starting approximately two hours after the conference call ends, through December 27, 2019. The replay of the conference call can be accessed by dialing (855)-859-2056. (International callers can dial (404) 537-3406) and, when prompted, use the same PIN number 2019859.

Important Additional Information and Where to Find It

Enzo Biochem, Inc. (the “Company”) has filed, and is mailing to shareholders, a definitive proxy statement on Schedule 14A and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the Company’s shareholders with respect to its 2019 Annual Meeting of Shareholders. SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the proxy statement, any amendments or supplements to the proxy statement and other documents that the Company files with the SEC at the SEC’s website at www.sec.gov or the Company’s website at http://www.enzo.com/corporate/investor-information as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants to the Solicitation

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from shareholders in connection with the Company’s 2019 Annual Meeting of Shareholders. Information regarding the direct and indirect interests, by security holdings or otherwise of the Company’s participants is set forth in the Company’s definitive proxy statement for the 2019 Annual Meeting of Shareholders filed with the SEC on December 5, 2019. The Company’s definitive proxy statement can be found on the SEC’s website at www.sec.gov or the Company’s website at http://www.enzo.com/corporate/investor-information.

Forward-Looking Statements

Except for historical information, the matters discussed in this release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including those related to cash flow, gross margins, revenues, and expenses which are dependent on a number of factors outside of the control of the Company including, inter alia, the markets for the Company’s products and services, costs of goods and services, other expenses, government regulations, litigation, and general business conditions. See Risk Factors in the Company’s Form 10-K for the fiscal year ended July 31, 2019. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this release.

About Enzo Biochem

Enzo Biochem is a pioneer in molecular diagnostics, leading the convergence of clinical laboratories, life sciences and intellectual property through the development of unique diagnostic platform technologies that provide numerous advantages over previous standards. A global company, Enzo Biochem utilizes cross-functional teams to develop and deploy products, systems and services that meet the ever-changing and rapidly growing needs of health care today and into the future. Underpinning Enzo Biochem’s products and technologies is a broad and deep intellectual property portfolio, with 406 issued patents worldwide and over 75 pending patent applications, along with extensive enabling technologies and platforms.

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Contact:

For: Enzo Biochem, Inc.

Steve Anreder, 212-532-3232

steven.anreder@anreder.com

or

Elliot Sloane, ESPR LLC

917-291-0833

Elliot.espr@gmail.com

ENZO BIOCHEM, INC.

(in thousands, except per share data)

Selected operations data:	Three months ended October 31 (unaudited)

	2019	2018

Total revenues	$20,207	$21,260

Gross profit	$5,686	$7,021

Gross profit %	28.1%	33.0%

Loss before income taxes	(7,648)	(5,981)

Benefit for income taxes	-	-

Net loss	$(7,648)	$(5,981)

Basic and diluted net income (loss) per share	($0.16)	($0.13)

Weighted average shares outstanding - basic and diluted	47,557	47,186

Selected balance sheet data:	10/31/2019 (unaudited)	7/31/2019 (unaudited)

Cash and cash equivalents (including restricted cash of $750)	$57,643	$60,896

Working capital	$54,295 (a)	$65,444

Stockholders’ equity	$78,328	$86,028

Total assets	$125,236	$106,640

(a) Includes impact of adoption of ASC 842 leases, the current portion of operating lease liabilities recorded is $4,598.

The following table presents a reconciliation of reported net income (loss) and basic and diluted net income (loss) per share to non-GAAP net income (loss) and basic and diluted net income (loss) per share for the three months ended October 31, 2019 and 2018:

ENZO BIOCHEM, INC.

Non-GAAP Reconciliation Table

(Unaudited, in thousands, except per share data)

	Three months ended October 31
	2019	2018

Reported GAAP net loss	$(7,648)	$(5,981)
Adjusted for:
Legal expenses related to contingencies	800	-
Contested proxy expenses	645	-
Non-GAAP net loss	$(6,203)	$(5,981)

Weighted Shares Outstanding
Basic and diluted	47,557	47,186

Basic and diluted earnings per share
Basic and diluted net loss per share GAAP	($0.16)	($0.13)

Basic and diluted net loss per share non-GAAP	($0.13)	($0.13)

The following table presents a reconciliation of reported net income (loss) for the three months ended October 31, 2019 and 2018, respectively to EBITDA and Adjusted EBITDA:

ENZO BIOCHEM, INC.

EBITDA & Adjusted EBITDA Reconciliation Table

(Unaudited, in thousands)

	Three months ended October 31
	2019	2018

GAAP net loss	$(7,648)	$(5,981)
Plus (minus):
Depreciation and amortization	725	766
Interest income	(237)	(274)
EBITDA	$(7,160)	$(5,489)

Adjusted for:
Legal expenses related to contingencies	800	-
Contested proxy expenses	645	-
Adjusted EBITDA	$(5,715)	$(5,489)